BNY MELLON FUNDS TRUST

Amended and Restated Rule 18f-3 Plan

Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), requires that the Board of an investment company desiring to offer multiple classes of shares pursuant to said Rule adopt a plan setting forth the differences among the classes with respect to shareholder services, distribution arrangements, expense allocations and any related conversion features or exchange privileges.

The Board of Trustees, including a majority of the Board members who are not "interested persons" (as defined in the 1940 Act), of BNY Mellon Funds Trust (the "Trust"), with respect to each of the series thereof listed on Schedule A attached hereto, as such Schedule may be revised from time to time (each, a "Fund" and collectively, the "Funds"), which desires to offer multiple classes in accordance with Rule 18f-3, has determined that the following plan is in the best interests of each class individually and each Fund as a whole:

1.               Class Designation:  Fund shares shall be divided, except as otherwise noted on Schedule A hereto, into Class M shares (formerly designated "MPAM" shares) and Investor shares and, if indicated on Schedule A hereto, Class A, Class C, Class I, Class T and Class Y shares.  Subject to approval of the Board of Trustees, a Fund may alter the designations of one or more of its Classes of shares and references herein to Class designations shall be deemed to refer to any such altered designations.

2.               Differences in Availability and Distribution Arrangements:  (a)  Class M shares shall be offered at net asset value only to:  (i) Wealth Management clients of The Bank of New York Mellon Corporation ("BNY Mellon") that maintain qualified fiduciary, custody, advisory or other accounts with various affiliates of BNY Mellon (collectively, "Wealth Management Clients"); (ii) BNY Mellon Asset Allocation Fund and BNY Mellon Tax-Sensitive Large Cap Multi-Strategy Fund, for investments by such Funds; (iii) Trustees of the Trust; (iv) persons or entities who are not Wealth Management Clients but who held shares of a Fund on July 10, 2001 ("Existing Individual Clients") and who, therefore, are permitted by this plan to continue to purchase and hold Class M shares of that Fund for then-existing accounts ("Existing Accounts"), to exchange into Class M shares of other Funds, and to purchase additional Class M shares of Funds into which they exchange; (v) holders of shares of any fund not a part of the Trust but having an affiliated investment adviser with a Fund (referred to herein as an "affiliated fund") who receive Class M shares upon the reorganization of that fund into a Fund and who, therefore, are permitted by this plan to continue to purchase and hold Class M shares of that Fund, to exchange into Class M shares of other Funds, and to purchase additional Class M shares of Funds into which they exchange; (vi) with respect to Class M shares of BNY Mellon Money Market Fund, BNY Mellon National Municipal Money Market Fund and BNY Mellon Municipal Opportunities Fund, certain investment advisory firms that make an initial investment in the Fund of at least $1 million on behalf of their high-net-worth and related clients, provided that such firms are approved by BNY Mellon Wealth Management and invest in the Fund through an omnibus account (referred to herein as "Investment Advisory Firms"); and (vii) with respect to Class M shares of those Funds indicated on Schedule A hereto, unaffiliated investment companies approved by BNY Mellon Wealth Management.  Class M shares of each Fund, except BNY Mellon Money Market Fund, BNY Mellon National Municipal Money Market Fund, BNY Mellon Municipal Opportunities Fund and those Funds indicated on Schedule A hereto that offer Class Y shares, also shall be offered to (x) institutional investors, acting for themselves or on behalf of their clients, that have entered into an agreement with the Fund's Distributor, and except as otherwise may be approved by BNY Mellon Wealth Management with respect to certain institutional investors acting in a fiduciary, advisory, agency, custodial or similar capacity for qualified or non-qualified employee benefit plans, including 401(k), 403(b)(7), Keogh, pension, profit-sharing and other deferred compensation plans, whether established by corporations, partnerships, sole proprietorships, non-profit entities, trade or labor unions, or state and local governments ("Retirement Plans"), that make an initial investment in Class M shares of a Fund of at least $1 million (including Investment Advisory Firms) and (y) certain institutional clients of a BNY Mellon investment advisory subsidiary, provided that such clients are approved by BNY Mellon Wealth Management and make an initial investment in Class M shares of a Fund of at least $1 million.  In addition, BNY Mellon Money Market Fund and BNY

Mellon National Municipal Money Market Fund may be used as "sweep vehicles" for cash held by Wealth Management Clients in qualified fiduciary, custody, advisory or other accounts with various affiliates of BNY Mellon ("BNY Mellon Affiliates").  Any such investments in BNY Mellon Money Market Fund or BNY Mellon National Municipal Money Market Fund must be in the respective Fund's Class M shares.

(b)             Investor shares shall be offered at net asset value only to:  (i) Wealth Management Clients who terminate their relationship with BNY Mellon Affiliates, and who wish to continue to hold shares of a Fund; (ii) individuals or entities who are not Wealth Management Clients, but who receive a transfer of Fund shares from a Wealth Management Client (except as provided in Section 2(a)(iv) above for Existing Individual Clients for their Existing Accounts); (iii) brokerage clients of BNY Mellon Wealth Advisors or BNY Mellon Wealth Management Direct, each a division of BNY Mellon Securities Corporation; (iv) holders of shares of an affiliated fund who receive Investor shares upon the reorganization of that fund into a Fund and who, therefore, are permitted by this plan to continue to purchase and hold Investor shares of that Fund, to exchange into Investor shares of other Funds, and to purchase additional Investor shares of Funds into which they exchange; (v) former holders of Dreyfus Premier shares of a Fund following the conversion of their shares into Investor shares of that Fund and who, therefore, are permitted by this plan to continue to purchase and hold Investor shares of that Fund, to exchange into Investor shares of other Funds, and to purchase additional Investor shares of Funds into which they exchange; (vi) certain employee benefit plans, including pension, profit-sharing and other deferred compensation plans, that are not Wealth Management Clients and for which the Trust's investment adviser and/or certain of its affiliates have entered into an agreement with one or more third-party administrators to provide recordkeeping and other administrative services for such plans, that have held Fund shares since on or before December 16, 2013 and who, therefore, are permitted by this plan to continue to purchase and hold Investor shares of that Fund for their then-existing accounts, to exchange into Investor shares of other Funds, and to purchase additional Investor shares of Funds into which they exchange; and (vii) former holders of Dreyfus Premier shares of a Fund as of June 1, 2006, who, therefore, are permitted by this plan to purchase and hold Investor shares of that Fund, to exchange into Investor shares of other Funds, and to purchase additional Investor shares of Funds into which they exchange.

Investor shares shall be subject to a Shareholder Services Plan.  Under the Shareholder Services Plan, a Fund pays the Distributor for the provision of certain services to the holders of Investor shares a fee at the annual rate of 0.25% of the value of the Fund's average daily net assets attributable to Investor shares.

(c)             Class A shares are designed primarily for investors who are investing through a third party, such as a bank, broker-dealer or financial adviser.  Class A shares shall be offered with a front-end sales charge, as such term is defined under the Conduct Rules of the Financial Industry Regulatory Authority (the "FINRA Conduct Rules"), and a deferred sales charge (a "CDSC"), as such term is defined under the FINRA Conduct Rules, may be assessed on certain redemptions of Class A shares, including Class A shares purchased without an initial sales charge as part of an investment of $1 million or more.  The amount of the sales charge and the amount of and provisions relating to the CDSC pertaining to the Class A shares are set forth on Schedule B attached hereto.

Class A shares shall be subject to a Shareholder Services Plan.  Under the Shareholder Services Plan, a Fund pays the Distributor for the provision of certain services to the holders of Class A shares a fee at the annual rate of 0.25% of the value of the Fund's average daily net assets attributable to Class A shares.

(d)             Class C shares are designed primarily for investors who are investing through a third party, such as a bank, broker-dealer or financial adviser.  Class C shares shall not be subject to a front-end sales charge, but shall be subject to a CDSC and shall be charged an annual distribution fee under a Distribution Plan adopted pursuant to Rule 12b-1 under the 1940 Act.  The amount of and provisions relating to the CDSC and the amount of the fees under the Distribution Plan pertaining to the Class C shares are set forth on Schedule C attached hereto.

Class C shares shall be subject to a Shareholder Services Plan.  Under the Shareholder Services Plan, a Fund pays the Distributor for the provision of certain services to the holders of Class C shares a fee at the annual rate of 0.25% of the value of the Fund's average daily net assets attributable to Class C shares.

(e)             Class I shares shall be offered at net asset value only to:  (i) bank trust departments, trust companies and insurance companies that have entered into agreements with the Fund's Distributor to offer Class I shares to their clients; (ii) institutional investors acting in a fiduciary, advisory, agency, custodial or similar capacity for Retirement Plans, and IRAs set up under Simplified Employee Pension Plans ("SEP-IRAs"), but not including traditional IRAs, Roth IRAs, Coverdell Education Savings Accounts, IRA "Rollover Accounts," Salary Reduction Simplified Employee Pension Plans or Savings Incentive Match Plans for Employees (Class I shares may be purchased for a Retirement Plan or SEP-IRA only by a custodian, trustee, investment manager or other entity authorized to act on behalf of such Retirement Plan or SEP-IRA that has entered into an agreement with the Fund's Distributor to offer Class I shares to such Retirement Plan or SEP-IRA); (iii) law firms or attorneys acting as trustees or executors/administrators; (iv) foundations and endowments that make an initial investment in the Fund of at least $1 million; (v) sponsors of college savings plans that qualify for tax-exempt treatment under Section 529 of the Internal Revenue Code of 1986, as amended (the "Code"), that maintain an omnibus account with the Fund and do not require shareholder tax reporting or 529 account support responsibilities from the Fund's Distributor; (vi) advisory fee-based accounts offered through financial intermediaries who, depending on the structure of the selected advisory platform, make Class I shares available; (vii) certain institutional clients of an investment advisory subsidiary of BNY Mellon approved by the Fund's investment adviser; (viii) clients of financial intermediaries effecting transactions in Class I shares through their brokerage platforms solely as a broker in an agency capacity for their clients and that have entered into an agreement with the Fund's Distributor; and (ix) unaffiliated investment companies approved by the Fund's Distributor.

(f)              Class T shares are designed primarily for investors who are investing through a third party, such as a bank, broker-dealer or financial adviser.  Class T shares shall be offered with a front-end sales charge, as such term is defined under the FINRA Conduct Rules, and shall be charged an annual fee under a Service Plan adopted pursuant to Rule 12b-1 under the 1940 Act for distribution, advertising and marketing Class T shares, and servicing and/or maintaining accounts of holders of Class T shares.  The amount of the sales charge and the amount of fees under the Service Plan pertaining to the Class T shares are set forth on Schedule D attached hereto.

(g)             Class Y shares shall be offered at net asset value only to:  (i) institutional investors, acting for themselves or on behalf of their clients, that make an initial investment in Class Y shares of the Fund of at least $1 million; (ii) Retirement Plans, or certain recordkeepers of Retirement Plan platforms that maintain plan level or super-omnibus accounts with the Fund, provided that, in each case, they make an initial investment in Class Y shares of the Fund of at least $1 million per plan sponsor or per super-omnibus account or have, in the opinion of the Fund's investment adviser, adequate intent and availability of assets to reach a future level of investment of $1 million or more in Class Y shares of the Fund; (iii) certain institutional clients of an investment advisory subsidiary of BNY Mellon, provided that such clients are approved by the Fund's investment adviser and make an initial investment in Class Y shares of the Fund of at least $1 million; and (iv) certain funds in the BNY Mellon Family of Funds.

3.               Differences in Services:  Holders of Investor shares, Class A shares, Class C shares, Class I shares, Class T shares and Class Y shares of a Fund, and holders of Class M shares of a Fund who are not Wealth Management Clients, shall have the benefit of certain privileges and services as set forth, from time to time, in the applicable Fund's Prospectus and Statement of Additional Information.

4.               Expense Allocation:  The following expenses shall be allocated, to the extent practicable, on a Class-by-Class basis:  (a) fees under a Distribution Plan, Service Plan and Shareholder Services Plan; (b) printing and postage expenses payable by the Funds related to preparing and distributing materials, such as shareholder reports, prospectuses and proxies, to current shareholders of a specific Class; (c) Securities and Exchange Commission registration fees incurred by a specific Class; (d) the expense of administrative personnel and services as required to support the shareholders of a specific Class; (e) litigation or other legal expenses relating solely to a specific Class; (f) transfer agent fees identified by the Fund's transfer agent as being attributable to a specific Class; and (g) Trustees' fees incurred as a result of issues relating to a specific Class.

5.               Exchange Privileges:  Shares of a Class (other than Class T) shall be exchangeable only for (a) shares of the same class of another Fund of the Trust, (b) shares of the same Class of other investment companies managed or administered by the Fund's investment adviser or its affiliates as specified from time to time and, except for shares held through financial intermediary brokerage platforms, (c) shares of certain other Classes of such investment companies or shares of certain other investment companies as specified from time to time.  These exchange privileges may be modified or terminated by a Fund, and exchanges may only be made into Funds that are legally registered for sale in the investor's state of residence.

6.               Conversion Features:  Class M shares shall automatically convert to Investor shares:  (i) if the holder of the Class M shares ceases to be a person or entity to whom Class M shares may be offered pursuant to Section 2(a) of this plan, in which case conversion shall occur when the holder ceases to be such a person or entity; or (ii) if the holder of the Class M shares directs that such shares be transferred to a person or entity who is not a Wealth Management Client (other than an Existing Individual Client for his or her Existing Account), in which case conversion shall occur upon such transfer.  Class C shares shall automatically convert to Class A shares after a specified period of time after the date of purchase, based on the relative net asset value of each such Class, without the imposition of any sales charge, fee or other charge, as set forth on Schedule C hereto.  No other Class shall be subject to any automatic conversion feature.  Shares of one Class of a Fund may be converted into shares of another Class of the Fund, provided the shareholder requesting the conversion meets the eligibility requirements for the purchase of the new Class of shares of the Fund.  Shares subject to a CDSC or a redemption fee at the time of the requested conversion shall not be eligible for conversion.

Adopted:  March 5, 2002

Amended as of:  June 3, 2019

Revised as of:  September 10, 2019

SCHEDULE A

Each Fund listed below offers Class M shares and Investor shares.  Funds marked with a (†) offer Class M shares to unaffiliated investment companies approved by BNY Mellon Wealth Management.  Funds marked with an (*) also offer Class A, Class C, Class I, Class T and Class Y shares.

BNY Mellon Asset Allocation Fund

BNY Mellon Bond Fund†

BNY Mellon Corporate Bond Fund†

BNY Mellon Emerging Markets Fund†

BNY Mellon Focused Equity Opportunities Fund†

BNY Mellon Government Money Market Fund

BNY Mellon Income Stock Fund*

BNY Mellon Intermediate Bond Fund†

BNY Mellon International Equity Income Fund†

BNY Mellon International Fund†

BNY Mellon Large Cap Stock Fund†

BNY Mellon Massachusetts Intermediate Municipal Bond Fund†

BNY Mellon Mid Cap Multi-Strategy Fund

BNY Mellon Municipal Opportunities Fund†

BNY Mellon National Intermediate Municipal Bond Fund†

BNY Mellon National Municipal Money Market Fund

BNY Mellon National Short-Term Municipal Bond Fund†

BNY Mellon New York Intermediate Tax-Exempt Bond Fund†

BNY Mellon Pennsylvania Intermediate Municipal Bond Fund†

BNY Mellon Short-Term U.S. Government Securities Fund†

BNY Mellon Small Cap Multi-Strategy Fund†

BNY Mellon Small/Mid Cap Multi-Strategy Fund†

BNY Mellon Tax-Sensitive Large Cap Multi-Strategy Fund

SCHEDULE B

Front-End Sales Charge—Class A Shares—The public offering price for Class A shares, except as otherwise set forth herein, shall be the net asset value per share of Class A plus a sales load as shown below:

	Total Sales Load
Amount of Transaction	As a % of offering price per share	As a % of net asset value per share
Less than $50,000.................................................	5.75	6.10
$50,000 to less than $100,000................................	4.50	4.71
$100,000 to less than $250,000..............................	3.50	3.63
$250,000 to less than $500,000..............................	2.50	2.56
$500,000 to less than $1,000,000...........................	2.00	2.04
$1,000,000 or more...............................................	-0-	-0-

Contingent Deferred Sales Charge—Class A Shares—A CDSC of 1.00% shall be assessed, except as set forth below, at the time of redemption of Class A shares purchased without an initial sales charge as part of an investment of at least $1,000,000 and redeemed within one year of purchase.  The terms contained in Schedule C pertaining to the CDSC assessed on redemptions of Class C shares, including the provisions for waiving the CDSC, shall be applicable to the Class A shares subject to a CDSC.  Letter of Intent and Rights of Accumulation, to the extent offered, shall apply to purchases of Class A shares subject to a CDSC.

Class A shares of a Fund may be purchased directly from the Fund or through a financial intermediary, other than Ameriprise Financial, Merrill Lynch, Morgan Stanley Wealth Management or Raymond James (as defined below), at net asset value without a front-end sales charge by the following individuals and entities:

•        Full-time or part-time employees, and their spouses or domestic partners and minor children, of BNY Mellon Investment Adviser, Inc. or any of its affiliates.

•        Board members of BNY Mellon Investment Adviser, Inc. and Board members of the BNY Mellon Family of Funds, and their spouses or domestic partners and minor children.

•        Full-time employees, and their spouses and minor children, of financial intermediaries.

•        "Wrap" accounts for the benefit of clients of financial intermediaries.

•        Investors who participate in a self-directed investment brokerage account program offered by a financial intermediary that may or may not charge their customers a transaction fee.

•        Retirement Plans, provided that, if such Class A shares are purchased through a financial intermediary, the financial intermediary performs recordkeeping or other administrative services for the Retirement Plan.

SCHEDULE B (continued)

•        Shareholders in IRA rollover accounts sponsored by BNY Mellon Investment Adviser, Inc. or its affiliates funded with the distribution proceeds from Retirement Plans.  Upon establishing the IRA rollover account sponsored by BNY Mellon Investment Adviser, Inc. or its affiliates in the Fund, the shareholder shall become eligible to make subsequent purchases of Class A shares of the Fund at net asset value in such account.

In addition, shareholders of the Fund will receive Class A shares of the Fund at net asset value without a front-end sales charge upon the conversion of such shareholders' Class C shares of the Fund in the month of or month following the 10-year anniversary date of the purchase of the Class C shares.

Class A shares of a Fund may be purchased at net asset value without payment of a sales charge by the following individuals and entities, if such shares are purchased directly from the Fund for accounts maintained with the Fund:

•        Investors who either (i) have, or whose spouse or minor children have, beneficially owned shares and continuously maintained an open account directly with a BNY Mellon Investment Adviser, Inc.-managed fund since on or before February 28, 2006, or (ii) such purchase is for a self-directed investment account that may or may not be subject to a transaction fee.

•        Qualified separate accounts maintained by an insurance company; any state, county or city or instrumentality thereof; and charitable organizations investing $50,000 or more in Fund shares and charitable remainder trusts.

•        Shareholders who received Class A shares in exchange for old Class T shares of the Fund on February 4, 2009.

Front-end sales charge waivers on Class A shares of a Fund purchased through Ameriprise Financial

Shareholders purchasing Class A shares of the Fund through an Ameriprise Financial platform or account may purchase Class A shares at net asset value without payment of a front-end sales charge as follows:

•        Shares purchased by employer-sponsored retirement plans (e.g., 401(k) plans, 457 plans, employer-sponsored 403(b) plans, profit sharing and money purchase pension plans and defined benefit plans).  For purposes of this provision, employer-sponsored retirement plans do not include SEP IRAs, Simple IRAs or SAR-SEPs.

•        Shares purchased through an Ameriprise Financial investment advisory program.

•        Shares purchased by third party investment advisors on behalf of their advisory clients through Ameriprise Financial's platform.

•        Shares of the Fund purchased through reinvestment of dividends and capital gains distributions of the Fund (but not of any other fund in the BNY Mellon Family of Funds).

SCHEDULE B (continued)

•        Shares exchanged from Class C shares of the same Fund in the month of or following the 10-year anniversary of the purchase date.  To the extent that the Fund's prospectus otherwise provides for a waiver with respect to such shares following a shorter holding period, that waiver will apply to exchanges following such shorter period.  To the extent that the Fund's prospectus otherwise provides for a waiver with respect to exchanges of Class C shares for load waived shares, that waiver will also apply to such exchanges.

•        Shares purchased by employees and registered representatives of Ameriprise Financial or its affiliates and their immediate family members.

•        Shares purchased by or through qualified accounts (including IRAs, Coverdell Education Savings Accounts, 401(k)s, 403(b) TSCAs subject to ERISA and defined benefit plans) that are held by a covered family member, defined as an Ameriprise Financial advisor and/or the advisor's spouse, advisor's lineal ascendant (mother, father, grandmother, grandfather, great grandmother, great grandfather), advisor's lineal descendant (son, step-son, daughter, step-daughter, grandson, granddaughter, great grandson, great granddaughter) or any spouse of a covered family member who is a lineal descendant.

•        Shares purchased from the proceeds of redemptions of shares of a Fund in the BNY Mellon Family of Funds, provided (1) the repurchase occurs within 90 days following the redemption, (2) the redemption and purchase occur in the same account, and (3) redeemed shares were subject to a front-end sales charge or CDSC (i.e., Right of Reinstatement).

Front-end sales charge waivers on Class A shares of a Fund purchased through Merrill Lynch

Shareholders purchasing Class A shares of the Fund through an omnibus account maintained with Merrill Lynch may purchase Class A shares at net asset value without payment of a front-end sales charge as follows:

•        Shares purchased by employer-sponsored retirement, deferred compensation and employee benefit plans (including health savings accounts) and trusts used to fund those plans, provided that the shares are not held in a commission-based brokerage account and the shares are held for the benefit of the plan.

•        Shares purchased by or through a 529 plan.

•        Shares purchased through a Merrill Lynch-affiliated investment advisory program.

•        Shares purchased by third party investment advisors on behalf of their advisory clients through Merrill Lynch's platform.

•        Shares purchased through the Merrill Edge Self-Directed platform.

•        Shares of the Fund purchased through reinvestment of dividends and capital gains distributions of the Fund (but not of any other fund in the BNY Mellon Family of Funds).

SCHEDULE B (continued)

•        Shares of the Fund received through an exchange of Class C shares of the Fund in the month of or month following the 10-year anniversary date of the purchase of the Class C shares.

•        Shares purchased by employees and registered representatives of Merrill Lynch or its affiliates and their family members.

•        Shares purchased by board members of the Fund and employees of BNY Mellon Investment Adviser, Inc. or any of its affiliates, as described in the Fund's prospectus.

•        Shares purchased from the proceeds of a redemption of shares of a fund in the BNY Mellon Family of Funds, provided (1) the repurchase occurs within 90 days following the redemption, (2) the redemption and purchase occur in the same account, and (3) redeemed shares were subject to a front-end sales charge or CDSC (i.e., Right of Reinstatement).

Front-end sales charge waivers on Class A shares of a Fund purchased through Morgan Stanley Wealth Management

Shareholders purchasing Class A shares of the Fund through a Morgan Stanley Wealth Management transactional brokerage account may purchase Class A shares at net asset value without payment of a front-end sales charge as follows:

•        Shares purchased by employer-sponsored retirement plans (e.g., 401(k) plans, 457 plans, employer-sponsored 403(b) plans, profit sharing and money purchase pension plans and defined benefit plans).  For purposes of this provision, employer-sponsored retirement plans do not include SEP IRAs, Simple IRAs, SAR-SEPs or Keogh plans.

•        Shares purchased by Morgan Stanley employee and employee-related accounts according to Morgan Stanley's account linking rules.

•        Shares of the Fund purchased through reinvestment of dividends and capital gains distributions of the Fund.

•        Shares purchased through a Morgan Stanley self-directed brokerage account.

•        Class C shares that are no longer subject to a CDSC and are converted to Class A shares of the same Fund pursuant to Morgan Stanley Wealth Management's share class conversion program.

•        Shares purchased from the proceeds of redemptions from a Fund in the BNY Mellon Family of Funds, provided (1) the repurchase occurs within 90 days following the redemption, (2) the redemption and purchase occur in the same account, and (3) redeemed shares were subject to a front-end sales charge or CDSC.

SCHEDULE B (continued)

Front-end sales charge waivers on Class A shares of a Fund purchased through Raymond James & Associates, Inc., Raymond James Financial Services or Raymond James affiliates (Raymond James)

Shareholders purchasing Class A shares of the Fund through a Raymond James platform or account, or through an introducing broker-dealer or independent registered investment adviser for which Raymond James provides trade execution, clearance, and/or custody services, may purchase Class A shares at net asset value without payment of a front-end sales charge as follows:

  Shares purchased through a Raymond James investment advisory program
  Shares purchased within the BNY Mellon Family of Funds, including shares of the fund, through a systematic reinvestment of dividends and capital gains distributions of the fund (effective September 30, 2019)
  Shares purchased by employees and registered representatives of Raymond James and their family members as designated by Raymond James
  Shares purchased from the proceeds of redemptions of shares of a Fund in the BNY Mellon Family of Funds, provided (1) the repurchase occurs within 90 days following the redemption, (2) the redemption and purchase occur in the same account, and (3) redeemed shares were subject to a front-end sales charge or CDSC (i.e., Right of Reinstatement)
  Class C shares that are no longer subject to a CDSC and are converted to Class A shares of the same Fund pursuant to Raymond James' share class conversion policies and procedures

SCHEDULE C

Contingent Deferred Sales Charge—Class C Shares—A CDSC of 1.00% payable to the Fund's Distributor shall be imposed on any redemption of Class C shares within one year of the date of purchase.  No CDSC shall be imposed to the extent that the net asset value of the Class C shares redeemed does not exceed (i) the current net asset value of Class C shares of the Fund acquired through reinvestment of Fund dividends or capital gain distributions, plus (ii) increases in the net asset value of the shareholder's Class C shares above the dollar amount of all payments for the purchase of Class C shares of the Fund held by such shareholder at the time of redemption.

If the aggregate value of the Class C shares redeemed has declined below their original cost as a result of the Fund's performance, a CDSC may be applied to the then-current net asset value rather than the purchase price.

In determining whether a CDSC is applicable to a redemption, the calculation shall be made in a manner that results in the lowest possible rate.  Therefore, it shall be assumed that the redemption is made first of amounts representing Class C shares of the Fund acquired pursuant to the reinvestment of Fund dividends and distributions; then of amounts representing the increase in net asset value of Class C shares above the total amount of payments for the purchase of Class C shares made during the preceding year; and finally, of amounts representing the cost of Class C shares held for the longest period of time.

Waiver of CDSC—Except as set forth below, the CDSC shall be waived in connection with (a) exchanges of shares, except if shares acquired by exchange are then redeemed within the period during which a CDSC would apply to the initial shares purchased, (b) redemptions made within one year after the death or disability, as defined in Section 72(m)(7) of the Code, of the shareholder, (c) redemptions by Retirement Plans, provided that the shares being redeemed were purchased through a financial intermediary that performs recordkeeping or other administrative services for the Retirement Plan and has entered into an agreement with the Fund's Distributor relating to such services, or were purchased directly from the Fund for accounts maintained with the Fund, (d) redemptions as a result of a combination of any investment company with the Fund by merger, acquisition of assets or otherwise, (e) redemptions due to receiving applicable required minimum distributions from IRA accounts (other than Roth IRAs or Coverdell Education Savings Accounts) upon attaining age 70-1/2, and (f) redemptions pursuant to any systematic withdrawal plan as described in the Fund's prospectus.  If a CDSC waiver is discontinued, Fund shares subject to a CDSC which were purchased prior to the termination of such waiver shall have the CDSC waived as provided in the Fund's prospectus at the time of the purchase of such shares.

CDSC Waivers Available Through Merrill Lynch—Fund shares purchased through an omnibus account maintained with Merrill Lynch are eligible only for the following CDSC waivers:  (a) redemptions made within one year of death or disability of the shareholder, (b) redemptions made through the Automatic Withdrawal Plan, if such redemptions do not exceed 12% of the value of the account annually, (c) redemptions made in connection with a return of excess contributions from an IRA account, (d) shares acquired through a Right of Reinstatement, (e) redemptions due to receiving applicable required minimum distributions from IRA accounts (other than Roth IRAs or Coverdell Education Savings Accounts) upon reaching age 70½, (f) redemptions made to pay Merrill Lynch fees, but only if the redemption is initiated by Merrill Lynch, and (g) redemptions of Fund shares held in a retirement brokerage account that are exchanged for shares of a lower cost share class in connection with the transfer to certain fee based accounts or platforms.

SCHEDULE C (continued)

CDSC Waivers Available Through Raymond James—Fund shares purchased through a Raymond James platform or account are eligible only for the following CDSC waivers:  (a) redemptions made within one year of death or disability of the shareholder, (b) redemptions made through the Automatic Withdrawal Plan, if such redemptions do not exceed 12% of the value of the account annually, (c) redemptions made in connection with a return of excess contributions from an IRA account, (d) redemptions due to receiving applicable required minimum distributions from retirement accounts and IRAs (other than Roth IRAs or Coverdell Education Savings Accounts) upon reaching age 70½, (e) redemptions made to pay Raymond James fees, but only if the redemption is initiated by Raymond James, (f) shares acquired through a Right of Reinstatement, and (g) exchanges of shares, except if shares acquired by exchange are then redeemed within the period during which a CDSC would apply to the initial shares purchased.

Amount of Distribution Plan Fees—Class C Shares—.75 of 1% of the value of the average daily net assets of Class C.

Conversion of Class C Shares—Approximately ten years after the date of purchase, Class C shares purchased directly from the Fund for accounts maintained with the Fund or through a financial intermediary, except as otherwise disclosed in the Fund's prospectus, automatically shall convert to Class A shares, based on the relative net asset values for shares of each such Class, and shall no longer be subject to the distribution fee.  At the time of conversion, Class C shares that have been acquired through the reinvestment of dividends and distributions ("Dividend Shares") shall be converted in the proportion that a shareholder's Class C shares (other than Dividend Shares) converting to Class A shares bears to the total Class C shares then held by the shareholder which were not acquired through the reinvestment of dividends and distributions.

SCHEDULE D

Front-End Sales Charge—Class T Shares—The public offering price for Class T shares shall be the net asset value per share of Class T plus a sales load as shown below:

	Total Sales Load
Amount of Transaction	As a % of offering price per share	As a % of net asset value per share
Less than $250,000...............................................	2.50	2.56
$250,000 to less than $500,000..............................	2.00	2.04
$500,000 to less than $1,000,000...........................	1.50	1.52
$1,000,000 or more...............................................	1.00	1.01

Amount of Service Plan Fees—Class T Shares—.25 of 1% of the value of the average daily net assets of Class T.